SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

New Valley Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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NEW VALLEY CORPORATION

100 S.E. Second Street
Miami, Florida 33131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 24, 2004

To the Stockholders of New Valley Corporation:

      The Annual Meeting of Stockholders of New Valley Corporation, a Delaware corporation (the “Company”), will be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131, on Monday, May 24, 2004, at 2:00 p.m., local time, or at any postponement or adjournment thereof, for the following purposes:

1. To elect eight directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified.

2. To transact such other business as may properly be brought before the meeting or any postponement or adjournment thereof.

      Vector Group Ltd., which owns approximately 58.1% of the Common Shares, has advised the Company that it intends to vote its Common Shares in favor of the director candidates nominated by the board of directors. Therefore, election of these candidates is assured.

      Every holder of record of Common Shares of the Company at the close of business on April 19, 2004 is entitled to notice of the meeting and any adjournments or postponements thereof and to vote, in person or by proxy, one vote for each Common Share held by such holder. A list of stockholders entitled to vote at the meeting will be available to any stockholder for any purpose germane to the meeting during ordinary business hours from May 14, 2004 to May 24, 2004, at the headquarters of the Company located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131. A proxy statement, form of proxy and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 are enclosed herewith.

By Order of the Board of Directors,

Bennett S. LeBow
Chairman of the Board of Directors

Miami, Florida

April 21, 2004

NEW VALLEY CORPORATION

100 S.E. Second Street
Miami, Florida 33131

PROXY STATEMENT

INTRODUCTION

      The enclosed proxy is solicited on behalf of the board of directors of New Valley Corporation, a Delaware corporation (the “Company”). The proxy is solicited for use at the annual meeting of stockholders to be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Monday, May 24, 2004, at 2:00 p.m., local time, and at any postponement or adjournment. The Company’s principal executive offices are located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131, and its telephone number is (305) 579-8000.

VOTING RIGHTS AND SOLICITATION OF PROXIES

      Every holder of record of Common Shares of the Company at the close of business on April 19, 2004 is entitled to notice of the meeting and any adjournments or postponements thereof and to vote, in person or by proxy, one vote for each Common Share held by such holder. At the record date, the Company had outstanding 22,117,852 Common Shares. This proxy statement, accompanying notice and proxy and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 are first being mailed to stockholders on or about April 23, 2004.

      Any stockholder giving a proxy has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered at or prior to the annual meeting to the secretary of the Company, by a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked, or at the annual meeting if the stockholder is present and elects to vote in person. Mere attendance at the annual meeting will not serve to revoke a proxy. Abstentions and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present for quorum purposes. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

      All proxies received and not revoked will be voted as directed. If no directions are specified, such proxies will be voted FOR the election of the board’s nominees. The nominees receiving a plurality of the votes cast will be elected as directors. The affirmative vote of the majority of votes present and entitled to vote on the matter at the meeting will be necessary for approval of any other matters to be considered at the annual meeting. With respect to the election of directors, shares as to which authority is withheld and broker shares that are not voted will not be included in determining the number of votes cast. With respect to other matters, abstentions and broker shares that are not voted are not treated as present and entitled to vote on the matter.

      As of the record date, Vector Group Ltd. owned approximately 58.1% of the Common Shares of the Company. Bennett S. LeBow, the controlling stockholder of Vector Group, is Chairman of the Board and Chief Executive Officer of the Company.

      Vector Group has advised the Company that it intends to vote all of its Common Shares in favor of the election of the eight nominated directors. Such action by Vector Group will be sufficient to elect these directors without any action on the part of any other holder of Common Shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding all persons known by the Company to own beneficially more than 5% of the Company’s Common Shares, the only class of its voting securities, and Warrants as of the record date. The number of shares beneficially owned by each beneficial owner listed below is based upon the numbers reported by such owner in documents publicly filed with the SEC, publicly available information or information available to the Company. The number of shares and percentage of class include shares of which such beneficial owner has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

	Number of
	Common	Percentage	Number of	Percentage
Name and Address	Shares	of Class	Warrants	of Class

Bennett S. LeBow	12,849,118(1)	58.1%(2)	3,069,663(1)	17.2%
Vector Group Ltd.
VGR Holding Inc.
100 S.E. Second Street
Miami, FL 33131
New Valley Holdings, Inc.
104F Springer Building
3411 Silverside Road
Wilmington, DE 19810

Canyon Capital Advisors LLC	1,275,735(3)	5.8%(4)	57,118	*
Mitchell R. Julis
Joshua S. Friedman
R. Christian B. Evensen
Suite 200
9665 Wilshire Boulevard
Beverly Hills, CA 90212

Lawndale Capital Management, LLC	1,267,569(5)	5.7%(6)	—	*
Andrew E. Shapiro
Diamond A Partners, L.P.
591 Redwood Highway
Suite 2345
Mill Valley, CA 94941

Carl C. Icahn	1,262,686(7)	5.7%(8)	312,301	1.7%
c/o Icahn Associates Corp.
767 Fifth Avenue
New York, NY 10153

*	The percentage beneficially owned does not exceed 1% of the class.

(1)	Based on Amendment No. 18 to Schedule 13D dated May 14, 2001, filed jointly by Vector Group, VGR Holding Inc., a direct wholly-owned subsidiary of Vector Group, New Valley Holdings Inc., a direct wholly-owned subsidiary of VGR Holding, and Bennett S. LeBow. According to the filing, VGR Holding exercises sole voting power and sole dispositive power over 85,602 Common Shares and 1,260,349 Warrants and New Valley Holdings exercises sole voting power and sole dispositive power over 12,763,516 Common Shares and 1,809,314 Warrants. Each of VGR Holding and New Valley Holdings disclaims beneficial ownership of the shares beneficially owned by the other under Rule 13d-3 under the Securities Exchange Act, or for any other purpose. Each of Vector Group and Mr. LeBow disclaims beneficial ownership of these shares under Rule 13d-3, or for any other purpose. VGR Holding and New Valley Holdings have pledged their Company shares to secure VGR Holding’s senior secured notes. The purchase agreement for the notes also provides for restrictions on affiliated transactions between the Company and Vector Group, VGR Holding and their affiliates.

(2)	Assuming exercise of the Warrants held by the named individual and entities only, the percentage of class would be 63.2%. Assuming exercise of all outstanding Warrants, the percentage of class would be 39.8%.

(3)	Based on Schedule 13F dated January 30, 2004, filed by the named individuals and entities. Canyon Capital Advisors LLC is an investment advisor to various managed accounts. Capital Advisors LLC is owned in equal shares by entities controlled by Messrs. Julis, Friedman and Evensen. The named entity and individuals have reported that, as of December 31, 2003, the entity had sole power, and the individuals shared power, to vote or to direct the voting and to dispose or direct the disposition of 1,275,735 Common Shares and 57,118 Warrants.

(4)	Assuming exercise of the Warrants held by the named individuals and entities only, the percentage of class would be 6.0%. Assuming exercise of all outstanding Warrants, the percentage of class would be 3.3%.

(5)	Based on Schedule 13G dated February 4, 2004, filed by the named individuals and entities. Lawndale Capital Management LLC is an investment adviser, Mr. Shapiro is the manager of Lawndale and Lawndale is the general partner of Diamond A Partners, L.P. The named entities and individual have reported that, as of December 31, 2003, Lawndale and Mr. Shapiro had shared power to vote or to direct the voting and to dispose or direct the disposition of 1,267,569 Common Shares, and Diamond A Partners, L.P. had shared power to vote or direct the voting and to dispose or direct the disposition of 1,110,436 Common Shares.

(6)	Assuming exercise of all outstanding Warrants, the percentage of class would be 3.2%.

(7)	Based on Schedule 13D dated June 4, 1999, filed by Carl C. Icahn and affiliated entities. These shares include 1,242,686 Common Shares and 311,301 Warrants, of which Tortoise Corp. has sole voting power and sole dispositive power, and 20,000 Common Shares and 1,000 Warrants, of which Little Meadows Corp. has sole voting power and sole dispositive power. Both of these corporations are 100% owned by Mr. Icahn, who has shared voting power and shared dispositive power over 1,262,686 Common Shares and 312,301 Warrants.

(8)	Assuming exercise of the Warrants held by the named individual and entities only, the percentage of class would be 7.0%. Assuming exercise of all outstanding Warrants, the percentage of class would be 3.9%.

      The following table sets forth, as of the record date, the beneficial ownership of the Common Shares and Warrants by each of the Company’s directors and nominees, each of the executive officers named in the Summary Compensation Table below and all directors and executive officers as a group. The percentage of each class includes securities of which such person has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Securities Exchange Act. Unless otherwise indicated, each person possesses sole voting and investment power with respect to securities indicated as beneficially owned.

	Number
	of			Number
	Common	Percentage		of	Percentage
Name	Shares	of Class		Warrants	of Class

Bennett S. LeBow(1)(4)	12,849,118	58.1	%(8)	3,069,663	17.2%
Howard M. Lorber(2)(4)	785,370	3.5	%(9)	620,112	3.4%
Richard J. Lampen(4)	0	—		0	—
Henry C. Beinstein(3)(5)	36,499	*		0	—
Arnold I. Burns(5)(6)	25,000	*		0	—
Ronald J. Kramer(5)(6)	25,000	*		0	—
Barry W. Ridings(5)(6)	25,000	*		0	—
Victor M. Rivas(5)	0	—		0	—
Marc N. Bell(7)	0	—		0	—
J. Bryant Kirkland III(7)	8,851	*		0	—
All directors and executive officers as a group (10 persons)	13,754,838	61.7	%(10)	3,689,775	20.0%

*	The percentage beneficially owned does not exceed 1% of the class.

(1)	Includes the VGR Holding shares and the New Valley Holdings shares, as to which Mr. LeBow disclaims beneficial ownership. See footnote (1) to the preceding table.

(2)	Includes 600,037 Common Shares held directly by Mr. Lorber, 120,000 Common Shares held by Lorber Alpha II Partnership, a Nevada limited partnership, and 65,333 Common Shares and 584,000 Warrants subject to employee stock options. Lorber Alpha II, Inc., a Nevada corporation, is the general partner of Lorber Alpha II Partnership. Mr. Lorber is the director, officer and principal stockholder of Lorber Alpha II, Inc.

(3)	Includes 833 Common Shares beneficially owned by his spouse, as to which shares Mr. Beinstein disclaims beneficial ownership, and 25,000 Common Shares issuable upon exercise of options currently exercisable within 60 days of the record date.

(4)	The named individual is a director and an executive officer of the Company.

(5)	The named individual is a director of the Company.

(6)	Includes 25,000 Common Shares issuable upon exercise of options exercisable within 60 days of the record date.

(7)	The named individual is an executive officer of the Company.

(8)	Assuming exercise of the Warrants held by the named individual only, the percentage of class would be 63.2%. Assuming exercise of all outstanding Warrants, the percentage of class would be 39.8%.

(9)	Assuming exercise of the Warrants held by the named individual only, the percentage of class would be 6.2%. Assuming exercise of all outstanding Warrants, the percentage of class would be 3.5%.

(10)	Assuming exercise of the Warrants held by the group only, the percentage of class would be 67.6%. Assuming exercise of all outstanding Warrants, the percentage of class would be 43.0%.

NOMINATION AND ELECTION OF DIRECTORS

      The Company’s by-laws provide that the number of directors shall be not more than nine and not less than three as shall be determined from time to time by the board. The board of the Company currently consists of eight directors. The present term of office of all directors will expire at the annual meeting.

      Provided a quorum is present, directors are elected by a plurality of the votes cast at an election, to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The nominees for election as directors are discussed below. Although each nominee presently intends to serve, if any nominee is unable or unwilling to serve, the board may nominate another person in substitution. In that case, the persons named as proxies in the accompanying proxy card will vote FOR the election of the substitute nominee for director.

      The board recommends that stockholders vote FOR election of the nominees named below.

Information with Respect to Nominees

      The following table sets forth, as of the record date, certain information as to each of the nominees. Each nominee is a citizen of the United States.

			Director
Name and Address	Age	Principal Occupation	Since

Bennett S. LeBow	66	Chairman of the Board and Chief	December 1987
New Valley Corporation		Executive Officer of the
100 S.E. Second Street		Company
Miami, FL 33131

Howard M. Lorber	55	President and Chief Operating	January 1991
New Valley Corporation		Officer of the Company
100 S.E. Second Street
Miami, FL 33131

Richard J. Lampen	50	Executive Vice President and	July 1996
New Valley Corporation		General Counsel of the
100 S.E. Second Street		Company
Miami, FL 33131

Henry C. Beinstein	61	Money Manager,	November 1994
Gagnon Securities LLC		Gagnon Securities LLC
1370 Avenue of the Americas
New York, NY 10022

			Director
Name and Address	Age	Principal Occupation	Since

Arnold I. Burns	74	Chairman, The QuanStar	November 1994
The QuanStar Group, LLC		Group LLC
712 Fifth Avenue
New York, NY 10022

Ronald J. Kramer	45	President,	November 1994
Wynn Resorts, Limited		Wynn Resorts, Limited
3145 Las Vegas Blvd., South
Las Vegas, NV 89109

Barry W. Ridings	52	Managing Director,	November 1994
Lazard Frères & Co. LLC		Lazard Frères & Co. LLC
30 Rockefeller Plaza
New York, NY 10020

Victor M. Rivas	60	Retired President and Chief	October 1999
333 East 56th Street		Executive Officer of Ladenburg
New York, NY 10021		Thalmann Financial Services Inc.

      Bennett S. LeBow has been Chairman of the Board of the Company since January 1988 and Chief Executive Officer thereof since November 1994. Mr. LeBow has been the Chairman of the Board and Chief Executive Officer of Vector Group, a New York Stock Exchange-listed holding company and the majority stockholder of the Company engaged in the manufacture and sale of cigarettes, since June 1990 and a director of Vector Group since October 1986, and currently holds various positions with Vector Group’s subsidiaries.

      Howard M. Lorber has been President and Chief Operating Officer of the Company since November 1994. Since January 2001, Mr. Lorber has served as President, Chief Operating Officer and a director of Vector Group. Mr. Lorber has been Chairman of the Board of Hallman & Lorber Assoc., Inc., consultants and actuaries to qualified pension and profit sharing plans, and various of its affiliates since 1975; a stockholder and a registered representative of Aegis Capital Corp., a broker-dealer and a member firm of the National Association of Securities Dealers, since 1984; Chairman of the Board of Directors since 1990 and Chief Executive Officer since November 1993 of Nathan’s Famous, Inc., a chain of fast food restaurants; a consultant to Vector Group and its subsidiaries from January 1994 to January 2001; a director of United Capital Corp., a real estate investment and diversified manufacturing company, since May 1991; a director of Prime Hospitality Corp., a company doing business in the lodging industry, since May 1994; and Chairman of the Board of Ladenburg Thalmann Financial Services Inc. since May 2001. He is also a trustee of Long Island University.

      Richard J. Lampen has been Executive Vice President and General Counsel of the Company since October 1995 and serves as a director of New Valley. Since July 1996, Mr. Lampen has served as Executive Vice President of Vector Group and since November 1998 as President and Chief Executive Officer of CDSI Holdings Inc. Mr. Lampen is a director of CDSI and Ladenburg Thalmann Financial Services. From May 1992 to September 1995, Mr. Lampen was a partner at Steel Hector & Davis, a law firm located in Miami, Florida. From January 1991 to April 1992, Mr. Lampen was a Managing Director at Salomon Brothers Inc, an investment bank, and was an employee at Salomon Brothers Inc from 1986 to April 1992. Mr. Lampen has served as a director of a number of other companies, including U.S. Can Corporation, The International Bank of Miami, N.A. and Spec’s Music, Inc., as well as a court-appointed independent director of Trump Plaza Funding, Inc.

      Henry C. Beinstein has served as a money manager and registered representative at Gagnon Securities LLC, a broker-dealer, since September 2002. He retired in August 2002 as the Executive Director of Schulte Roth & Zabel LLP, a New York-based law firm, a position he had held since August 1997. Before that, Mr. Beinstein had served as the Managing Director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing November 1995. Mr. Beinstein was the Executive Director of Proskauer Rose LLP, a New York-based law firm, from April 1985 through October 1995. Mr. Beinstein is a certified public accountant in New York and New Jersey and prior to joining Proskauer was a partner and National Director of Finance and Administration at Coopers & Lybrand. Mr. Beinstein has been a director of Ladenburg Thalmann Financial Services since May 2001 and a director of Vector Group since March 2004.

      Arnold I. Burns has been Chairman of The QuanStar Group, LLC, a strategic management company, since January 2004. He was a Managing Director at Natexis Bleichroeder, Inc., an investment bank, from February 1999 to December 2003. Mr. Burns was a partner of Proskauer Rose LLP from September 1988 to January 1999. Mr. Burns was Associate Attorney General of the United States in 1986 and Deputy Attorney General from 1986 to 1988.

      Ronald J. Kramer has been the President of Wynn Resorts, Limited, a resort casino and hotel development company, since April 2002. Mr. Kramer served as a Managing Director at Dresdner Kleinwort Wasserstein, Inc., an investment bank, from July 1999 to October 2001. Mr. Kramer was the Chairman of the Board and Chief Executive Officer of Ladenburg Thalmann & Co. Inc., a broker-dealer and investment bank, from December 1995 to July 1999. Until December 2001, Ladenburg Thalmann & Co. was an indirect subsidiary of the Company. Mr. Kramer currently serves as a director of Wynn Resorts, Limited, Griffon Corporation, Lakes Entertainment, Inc. and Monster Worldwide, Inc.

      Barry W. Ridings has been a Managing Director at Lazard Frères & Co. LLC, an investment bank, since July 1999. Mr. Ridings was a Managing Director of Deutsche Banc Alex. Brown, an investment bank, from March 1990 to June 1999. Mr. Ridings currently serves as a director of Siem Industries Inc.

      Victor M. Rivas retired in March 2004 as President and Chief Executive Officer of Ladenburg Thalmann Financial Services, a broker-dealer holding company, a position he held since May 2001. Mr. Rivas was affiliated with Ladenburg Thalmann & Co. Inc. from 1997 to March 2004 and was its Chairman and Chief Executive Officer from July 1999 to March 2004. Prior to joining Ladenburg Thalmann & Co., Mr. Rivas served as an officer of the brokerage firms of Rickel & Associates, Inc. from March 1997 to September 1997 and Janssen-Meyers Associates, L.P. from January 1996 to March 1997. Mr. Rivas had previously served as Chairman of the Board and Chief Executive Officer of Conquest Industries Inc. and its subsidiary, Conquest Airlines Corp.

Board of Directors and Committees

      The Company is a “controlled company” as defined in Rule 4350(c)(5) of the NASDAQ Marketplace Rules because more that 50% of its voting power is held by Vector Group. Therefore, the Company is exempt from the requirements of Rule 4350(c) with respect to the Company having a majority of independent directors on the Board, the compensation and nominating committees being composed solely of independent directors, the compensation of the executive officers being determined by a majority of the independent directors or a compensation committee composed solely of independent directors, and director nominees being selected or recommended for the Board’s selection, either by a majority of the independent directors, or a nominating committee composed solely of independent directors.

      During 2003, the Board held three meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and of each committee of which he was a member held during such period except for Mr. Ridings. During that period, the executive committee (composed of Messrs. LeBow, as Chairman, Lorber and Burns) met informally and acted by written consent, and the audit committee (composed of Messrs. Beinstein, as Chairman, Burns and Ridings) met five times. The compensation committee (composed of Messrs. Beinstein, Burns and Ridings) met one time. The stock plan committee (composed of Messrs. Beinstein and Ridings) did not meet. Following the annual meeting of stockholders, Mr. Kramer will become a member of the audit and compensation committees.

      The executive committee exercises, in the intervals between meetings of the Board, all the powers of the board in the management and affairs of the Company, except for matters expressly reserved by law for board action.

      The audit committee oversees the Company’s financial statements, system of internal controls, and auditing, accounting and financial reporting processes; appoints, compensates, evaluates and, where appropriate, replaces the Company’s independent accountants; reviews annually the audit committee charter; and

reviews and pre-approves audit and permissible non-audit services. See “Audit Committee Report”. The Board has determined that each member of the audit committee is an “independent director” in accordance with the NASDAQ Marketplace Rules and that Mr. Beinstein is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. In March 2004, the audit committee adopted a revised written charter, which was ratified by the Board in April 2004. The revised audit committee charter is attached as an appendix to this proxy statement.

      Prior to October 2002, the Board did not have a separate compensation committee and acted on compensation matters as an entire board. In October 2002, a compensation committee was formed to review and approve management compensation matters.

      The stock plan committee administers the Company’s 2000 Long-Term Incentive Plan.

      The Company does not have a standing nominating committee at this time. As a controlled company, the NASDAQ Marketplace Rules do not require the Company to have a standing nominating committee and the Board believes that it is not necessary or appropriate to have such a committee. Nominations of directors are made by the full Board, with the advice of the Company’s majority stockholder, Vector Group. Four of the eight members of the Board, Messrs. Beinstein, Burns, Kramer and Ridings, are “independent directors” in accordance with the NASDAQ Marketplace Rules. The Board will consider nominees recommended by stockholders, which nominations should be submitted by directing an appropriate letter and resume to the Secretary of the Company. Board members should have backgrounds or skills that when combined provide a portfolio of experience and knowledge that will serve the Company’s governance and strategic needs. If the Company were to receive recommendations of candidates from the Company’s stockholders, the Board would consider such recommendations in the same manner as all other candidates.

      The Company’s code of business conduct and ethics is available in the investor relations section of the Company’s website (www.newvalley.com).

Executive Compensation

      The following table sets forth information concerning compensation awarded to, earned by or paid during the past three years to those persons who were, at December 31, 2003, the Company’s Chief Executive Officer and the other executive officers whose cash compensation exceeded $100,000 (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE(1)

						Long-Term
		Annual Compensation				Compensation

							Securities
							Under-
				Other		Restricted	Lying
Name and				Annual		Stock	Options
Principal Position	Year	Salary	Bonus	Compensation		Award(s)	(#)

Bennett S. LeBow	2003	$2,000,000	—	$90,000	(2)	—	—
Chairman and Chief Executive	2002	2,000,000	—	59,503	(2)	—	—
Officer	2001	2,000,000	—	68,101	(2)	—	—

Howard M. Lorber	2003	1,822,587	$1,500,000	149,437	(3)	—	—
President and Chief Operating	2002	1,769,004	2,000,000	131,973	(3)	—	—
Officer	2001	1,739,725	500,000	139,514	(3)	—	—

Richard J. Lampen	2003	750,000	—	—			—
Executive Vice President and	2002	750,000	—	—		—	—
General Counsel(4)	2001	750,000	—	—		—	—

Marc N. Bell	2003	375,000	—	—		—	—
Vice President, Associate	2002	375,000	—	—		—	—
General Counsel and Secretary(5)	2001	375,000	—	—		—	—

J. Bryant Kirkland III	2003	250,000	—	—		—	—
Vice President, Chief Financial	2002	250,000	—	—		—	—
Office and Treasurer(6)	2001	250,000	—	56,591	(7)	—	—

(1)	Unless otherwise stated, the aggregate value of perquisites and other personal benefits received by the named executive officers are not reflected because the amounts were below the reporting requirements established by SEC rules.

(2)	Represents an allowance paid by the Company to an entity affiliated with Mr. LeBow for lodging and related business expenses.

(3)	Represents an allowance paid by the Company to Mr. Lorber for lodging and related business expenses of $90,000 for 2003, 2002 and 2001 and an automobile allowance paid by the Company of $59,437 for 2003, $41,973 for 2002 and $49,514 for 2001.

(4)	The table reflects 100% of Mr. Lampen’s salary and bonus, all of which are paid by the Company. Of Mr. Lampen’s salary from the Company, $187,500 per year has been reimbursed to the Company by Vector Group.

(5)	The table reflects 100% of Mr. Bell’s salary, all of which are paid by Vector Group. Of Mr. Bell’s salary from Vector Group, $187,500 has been reimbursed to Vector Group by the Company.

(6)	The table reflects 100% of Mr. Kirkland’s salary and bonus, all of which are paid by the Company. Of Mr. Kirkland’s salary from the Company, $62,500 per year has been reimbursed to the Company by Vector Group.

(7)	Represents relocation benefits provided for Mr. Kirkland’s spouse.

      The following table sets forth certain information concerning unexercised options held by the named executive officers as of December 31, 2003. There were no stock options exercised by the named executive officers during 2003.

Aggregated Fiscal Year-End Option Values

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money
	Options at		Options at
	December 31, 2003		December 31, 2003*

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Howard M. Lorber
Common Shares	65,333	—	$22,957	$—
Warrants	584,000	—	$—	$—

*	Calculated using the closing price of $4.31 per Common Share and $0.13 per Warrant on December 31, 2003 less the option exercise price.

Equity Compensation Plan Information

      The following table summarizes information about the options, warrants and rights and other equity compensation under the Company’s equity plans as of December 31, 2003.

Number of securities remaining
	Number of securities to		available for future issuance
	be issued upon exercise	Weighted-average exercise	under equity compensation
	of outstanding options,	price of outstanding	plans (excluding securities
	warrants and rights	options, warrants and rights	reflected in column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans
approved by security
holders(1)	100,000 Common Shares	$4.22	2,531,724 Common Shares

Equity compensation plans
not approved by security	65,333 Common Shares
holders(2)	584,000 Warrants	$5.68	-0-

Total(3)	165,333 Common Shares
	584,000 Warrants	$4.80	2,531,724 Common Shares

(1)	Includes options to purchase shares of the Company’s Common Shares under the following stockholder-approved plans: 2000 Long-Term Incentive Plan and Non-Employee Directors Stock Option Program.

(2)	Includes ten-year options granted to Mr. Lorber in November 1996 to purchase 33,000 Common Shares and 99,000 Warrants at an aggregate exercise price of $191,000 and to purchase 32,333 Common Shares and 485,000 Warrants at an aggregate exercise price of $179,000. For additional information concerning the options, see note 13 to the Company’s consolidated financial statements, in the accompanying annual report, which note should be deemed part of this proxy statement. The terms of the options reflect adjustments made as a result of the Company’s 1999 recapitalization. Accordingly, the exercise price of the options is not specifically allocated between the Common Shares and the Warrants. For the purposes of this table, it has been assumed that the entire exercise price relates to the Common Shares.

(3)	Excludes 17,867,438 Warrants to purchase the Company’s Common Shares outstanding at December 31, 2003. The Warrants, which were issued in the Company’s June 1999 recapitalization approved by security holders, have a current effective exercise price of $11.30 per Common Share and expire on June 14, 2004.

Compensation of Directors

      In 2003, each non-employee director of the Company received an annual fee of $35,000 for serving on the board of directors, an annual fee of $60,000 for serving on the executive committee thereof and a $1,000 fee for attendance at each meeting of the board of directors or a committee thereof other than the executive committee. Each director is reimbursed for reasonable out-of-pocket expenses incurred in serving on the board.

      Under the Company’s Non-Employee Directors Stock Option Program, each non-employee director will automatically be granted an option to acquire 5,000 Common Shares upon reelection as a director at the 2004 annual meeting. The exercise price for each option awarded under the program will be the fair market value of a Common Share on the date of grant. Each option will be exercisable on the first anniversary of the date of grant.

Employment Agreements

      Bennett S. LeBow is a party to an employment agreement with the Company dated as of June 1, 1995, as amended effective as of January 1, 1996. The agreement had an initial term of three years effective as of January 18, 1995, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within the 60-day period before this date. As of January 1, 2004, Mr. LeBow’s annual base salary was $2,000,000. Following termination of his employment without cause, he would continue to receive his base salary for a period of 36 months commencing with the next anniversary of the effective date following the termination notice. Following termination of his employment within two years of a change-of-control, he would receive a lump sum payment equal to 2.99 times his then current base salary.

      Howard M. Lorber is a party to an employment agreement with the Company dated June 1, 1995, as amended effective as of January 1, 1996. The agreement had an initial term of three years effective as of January 18, 1995, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 60 days before this date. As of January 1, 2004, Mr. Lorber’s annual base salary was $1,882,341. Mr. Lorber’s salary is subject to an annual cost of living adjustment. In addition, the Board must periodically review this base salary and may increase but not decrease it from time to time in its sole discretion. The Board may also award an annual bonus to Mr. Lorber in its sole discretion. The Board awarded Mr. Lorber a bonus of $1,500,000 for 2003. Following termination of his employment without cause, he would continue to receive his base salary for a period of 36 months commencing with the next anniversary of the effective date following the termination notice. Following termination of his employment within two years of a change-of-control, he would receive a lump sum payment equal to 2.99 times the sum of his then current base salary and the bonus amounts earned by him for the twelve-month period ending with the last day of the month immediately before the month in which the termination occurs.

      Richard J. Lampen is a party to an employment agreement with the Company dated September 22, 1995. The agreement had an initial term of two and a quarter years from October 1, 1995 with automatic renewals after the initial term for additional one-year terms unless notice of non-renewal is given by either party within the 90-day period before the termination date. As of January 1, 2004, his annual base salary was $750,000. In addition, the Board may award an annual bonus to Mr. Lampen in its sole discretion. The Board may increase but not decrease Mr. Lampen’s base salary from time to time in its sole discretion. Following termination of his employment without cause, he would receive severance pay in a lump sum equal to the amount of his base salary he would have received if he was employed for one year after termination of his employment term.

      J. Bryant Kirkland III is a party to an employment agreement with the Company dated August 1, 1999. The agreement had an initial term of one year from August 1, 1999 with automatic renewals after the initial term for additional one-year terms unless notice of non-renewal is given by either party within the 90-day period prior to the termination date. As of January 1, 2004, his annual base salary was $250,000. In addition, the Board of Directors may award an annual bonus to Mr. Kirkland in its sole discretion. The Board may increase but not decrease Mr. Kirkland’s base salary from time to time in its sole discretion. Following termination of his employment without cause, Mr. Kirkland would receive severance pay in a lump sum equal to the amount of his base salary he would have received if he was employed for one year after termination of his employment term.

Compensation Committee Interlocks and Insider Participation

      During 2003, Mr. Lorber, an executive officer of the Company, served as a member of the Ladenburg Thalmann Financial Services compensation committee. Mr. Rivas, a director of the Company, was the President and Chief Executive Officer of Ladenburg Thalmann Financial Services from May 2001 until his retirement in March 2004.

Certain Relationships and Related Transactions

      On December 20, 2001, the Company distributed its 53.6% interest (22,543,158 shares) in Ladenburg Thalmann Financial Services common stock to holders of the Company’s Common Shares through a special dividend. The Company’s stockholders received 0.988 of a Ladenburg Thalmann Financial Services share for each share of the Company. On the same date, Vector Group, the Company’s principal stockholder, distributed the 12,694,929 shares of Ladenburg Thalmann Financial Services common stock that it received from the Company to the holders of Vector Group’s common stock as a special dividend. The Company had acquired the shares in May 2001, along with cash and an $8,010,000 convertible promissory note of Ladenburg Thalmann Financial Services, in connection with Ladenburg Thalmann Financial Services’ acquisition of the Company’s 80.1%-owned subsidiary, Ladenburg Thalmann & Co. As a result of the pro rata distributions of the Ladenburg Thalmann Financial Services shares, Mr. LeBow became the beneficial owner of approximately 10% of the Ladenburg Thalmann Financial Services common stock. Since May 2001, Messrs. LeBow (until September 2003), Lorber, Beinstein and Rivas have served as directors of Ladenburg Thalmann Financial Services, and Mr. Lampen has served in that capacity since January 2002. Mr. Rivas served as President and Chief Executive Officer of Ladenburg Thalmann Financial Services from May 2001 until his retirement in March 2004, and J. Bryant Kirkland III, the Company’s Vice President and Chief Financial Officer, served as Chief Financial Officer of Ladenburg Thalmann Financial Services from June 2001 until October 2002. In 2002, Ladenburg Thalmann Financial Services accrued compensation of $100,000 for Mr. Kirkland in connection with his services, which was paid in four quarterly installments commencing April 1, 2003.

      The $8,010,000 convertible promissory note due December 31, 2005 issued to the Company in connection with the acquisition bears interest at 7.5% per annum, is convertible into 3,844,216 shares of Ladenburg Thalmann Financial Services common stock and is secured by a pledge of the Ladenburg Thalmann & Co. stock. In June 2002, the Company, together with other holders of Ladenburg Thalmann Financial Services’ convertible notes, agreed with Ladenburg Thalmann Financial Services to forbear until May 15, 2003 payment of the interest due to them under the convertible notes on the interest payment dates commencing June 30, 2002 through March 31, 2003. In March 2003, the holders of the convertible notes agreed to extend the interest forbearance period to January 15, 2005 with respect to interest payments due through December 31, 2004. Interest on the deferred amounts accrues at 8.0% per annum on the notes held by the Company.

      In March 2004, the Company entered into a debt conversion agreement with Ladenburg Thalmann Financial Services and the other remaining holder of the convertible notes. The Company and the other holder agreed to convert their notes, with an aggregate principal amount of $18,010,000, together with the accrued interest, into common stock of Ladenburg Thalmann Financial Services. Pursuant to the conversion agreement, the conversion price of the note held by the Company will be reduced from the current conversion price of approximately $2.08 to $1.10 per share.

      The note conversion transaction is subject to approval by the Ladenburg Thalmann Financial Services shareholders. The Company, several shareholders of Ladenburg Thalmann Financial Services affiliated with the Company, including Messrs. LeBow, Lorber, Lampen, Rivas and Beinstein, and the other holder of the convertible notes have committed to vote their shares of common stock of Ladenburg Thalmann Financial Services at its shareholder meeting in accordance with the vote of a majority of votes cast at the meeting excluding the shares held by such parties. At the closing, the Company’s note, representing approximately $9,470,000 of principal and accrued interest, will be converted into approximately 8,610,000 shares of common stock of Ladenburg Thalmann Financial Services. The Company currently intends to distribute to its stockholders shares of common stock of Ladenburg Thalmann Financial Services issued to the Company pursuant to the conversion agreement.

      In March 2002, Ladenburg Thalmann Financial Services borrowed $2,500,000 from the Company. The loan, which bears interest at 1% above the prime rate, was due on the earlier of December 31, 2003 or the completion of one or more equity financings where Ladenburg Thalmann Financial Services receives at least $5,000,000 in total proceeds. In July 2002, Ladenburg Thalmann Financial Services borrowed an additional $2,500,000 from the Company on the same terms. In November 2002, the Company agreed, in connection with a $3,500,000 loan to Ladenburg Thalmann Financial Services by an affiliate of its clearing broker, to extend the maturity of the notes to December 31, 2006 and to subordinate the notes to the repayment of the loan.

      During 2002, Ladenburg Thalmann Financial Services incurred significant operating losses as its revenues and liquidity were adversely affected by the overall declines in the U.S. equity markets and the continued weak operating environment for the broker-dealer industry. Accordingly, the Company evaluated its ability to collect the $13,198,000 of notes receivable and related interest from Ladenburg Thalmann Financial Services at September 30, 2002. The Company determined, based on current trends in the broker-dealer industry and Ladenburg Thalmann Financial Services’ operating results and liquidity needs, that a reserve for uncollectibility should be established against these notes and interest receivable. As a result, the Company recorded a charge of $13,198,000 in the third quarter of 2002.

      In 1995, the Company and Vector Group entered into an expense sharing agreement pursuant to which certain lease, legal support and administrative expenses are allocated to the entity incurring the expense. The Company reimbursed Vector Group net amounts of approximately $480,000 for the year ended December 31, 2003 under this agreement. This arrangement with Vector Group has continued in 2004.

      Mr. Lorber is Chairman of the Board of Hallman & Lorber. During 2003, Mr. Lorber and Hallman & Lorber and its affiliates received ordinary and customary insurance commissions aggregating approximately $165,000 on various insurance policies issued for the Company and its subsidiaries and investees. Mr. Lorber and Hallman & Lorber and its affiliates have continued to provide services to the Company in 2004.

      Mr. Lorber is a shareholder and registered representative in Aegis Capital Corp., a broker-dealer to which the Company paid $48,000 in brokerage commissions and other income in 2003. Aegis Capital has continued to provide services to the Company in 2004.

      See note 9 to the Company’s consolidated financial statements, in the accompanying annual report, for information concerning pending lawsuits against the directors relating to the Company’s purchase of BrookeMil Ltd. from a subsidiary of Vector Group in January 1997 and the Company’s June 1999 recapitalization, which note should be deemed part of this proxy statement.

Compensation Committee Report on Executive Compensation

      The policy of the Company regarding the compensation of its executive officers is to maintain a total compensation program competitive with comparable companies so as to attract and retain highly qualified personnel.

      In June 1995, the Company entered into employment agreements with Messrs. LeBow and Lorber, after it had engaged an independent executive compensation advisor to advise as to their compensation. In addition, the Company had appointed Messrs. Burns, Ridings and a former director as members of an ad hoc committee to review the advisor’s report and make a recommendation to the board on their compensation. The committee evaluated various factors, including the roles of Messrs. LeBow and Lorber in effecting recent material transactions entered into by the Company, their prior services to the Company, and the compensation levels of other senior executive officers at comparable companies performing comparable services. In determining the appropriate compensation level for Mr. LeBow’s employment agreement, the board, after a review of such matters, including the recommendation of the committee and the report of the advisor, accepted the recommendation of the committee. First, the board noted that the Company’s bankruptcy plan provided that the compensation paid to Mr. LeBow for services rendered in his capacity as an officer or director of the Company could not exceed $2,000,000 per year, and that these restrictions were extensively discussed during the Company’s reorganization proceedings. The board of directors then determined, based upon additional recommendations of the committee and the advisor’s report, that:

•	implementation of the Company’s strategy of acquisitions and dispositions would involve complex matters requiring dedicated senior management;

•	Mr. LeBow possessed substantial experience in acquiring and managing operating companies;

•	the proposed annual compensation level of $2,000,000 for Mr. LeBow was reasonable compared to the compensation levels of other chief executive officers at comparable companies performing comparable services; and

•	because Mr. LeBow’s compensation was limited to $2,000,000 per year under the Company’s bankruptcy plan, as indicated above, Mr. LeBow would not receive any bonus or other payment based upon the Company’s performance. (These provisions of the bankruptcy plan terminated upon consummation of the Company’s recapitalization in June 1999.)

      In determining the compensation levels of the Company’s other executive officers, the compensation committee reviews the officer’s prior experience, including in acquiring and managing operating companies, and the officer’s contribution to the Company’s strategy. The compensation committee also compares the salary of the officer with the compensation levels of other executive officers performing comparable services, both in the Company and of comparable companies. The employment agreements of certain executive officers provide for the payment of bonuses at the sole discretion of the board.

      Mr. Lorber, the President and Chief Operating Officer of the Company, was awarded a bonus of $1,500,000 for 2003. The bonus award was based on Mr. Lorber’s performance during the year and, in particular, his role in the March 2003 acquisition of Douglas Elliman LLC, the leading New York City-based residential real estate firm, by New Valley’s 50%-owned investee Douglas Elliman Realty LLC, and the related financing. Mr. Lorber was responsible for identifying and negotiating the transaction, and he negotiated the favorable acquisition financing provided by an affiliate of The Prudential Real Estate Affiliates, Inc. Mr. Lorber has been actively involved in the oversight of the business. Under the terms of his employment agreement, Mr. Lorber’s salary is subject to an annual cost of living adjustment.

      In 1993, Section 162(m) was added to the Internal Revenue Code. This section generally provides that no publicly held company may deduct compensation in excess of $1,000,000 paid in any taxable year to its chief executive officer or any of its four other highest paid officers unless:

•	the compensation is payable solely on account of the attainment of performance goals;

•	the performance goals are determined by a compensation committee of two or more outside directors;

•	the material terms under which compensation is to be paid are disclosed to and approved by the stockholders of the Company; and

•	the compensation committee certifies that the performance goals were met.

      This limitation is applicable to compensation paid by the Company to certain of its executive officers. The effect of the Code Section 162(m) limitation is substantially mitigated by the Company’s net operating losses, although the amount of any deduction disallowed under Code Section 162(m) could increase the Company’s alternative minimum tax by up to 2% of such disallowed amount.

      This report is submitted by the compensation committee of the Company.

Henry C. Beinstein
Arnold I. Burns
Barry W. Ridings

Audit Committee Report

      This audit committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

      Management is responsible for the Company’s internal controls and the financial reporting process. PricewaterhouseCoopers LLP, the Company’s independent auditors, are responsible for performing an audit of the Company’s financial statements in accordance with generally accepted auditing standards and for expressing an opinion on those financial statements based on their audit. The audit committee reviews these processes on behalf of the board of directors. In this context, the committee has reviewed and discussed the audited financial statements contained in the 2003 Annual Report on Form 10-K with the Company’s management and its independent auditors.

      The committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

      The committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent auditors their independence. The committee has also considered whether the provision of the services described under the caption “Audit and Non-Audit Fees” is compatible with maintaining the independence of the independent auditors.

      Based on the review and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

      This report is submitted by the audit committee of the Company.

Henry C. Beinstein, Chairman
Arnold I. Burns
Barry W. Ridings

Audit and Non-Audit Fees

      The audit committee reviews and approves audit and permissible non-audit services performed by PricewaterhouseCoopers LLP, as well as the fees charged by PricewaterhouseCoopers LLP for such services. In accordance with Section 10A(i) of the Securities Exchange Act, before PricewaterhouseCoopers LLP is engaged to render audit or non-audit services, the engagement is approved by the audit committee. All of the services provided and fees charged by PricewaterhouseCoopers LLP in 2003 were pre-approved by the audit committee.

      Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services for the audit of the annual financial statements of the Company and its consolidated subsidiaries and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the years ended December 31, 2003 and 2002 were $215,400 and $213,250, respectively, net of expenses.

      Audit-Related Fees. No fees were billed by PricewaterhouseCoopers LLP for audit-related professional services for the years ended December 31, 2003 and 2002.

      Tax Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services for tax services for the years ended December 31, 2003 and 2002, were $53,825 and $89,286, respectively, net of expenses. The services were primarily for state tax advice.

      All Other Fees. Aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2003 and 2002, were $0 and $89,653 respectively, net of expenses. These other fees were primarily for human resource services.

Performance Graph

      The following graph compares the total annual return of the Company’s Common Shares, the S&P 500 Index, the S&P SmallCap 600 Index, and the NASDAQ Composite Index for the five years ended December 31, 2003. The graph assumes the value of the investment in the Common Shares and each index was $100 on December 31, 1998 and that all dividends were reinvested. Information for the Company’s Common Shares includes the value of the December 20, 2001 distribution to the Company’s stockholders of shares of Ladenburg Thalmann Financial Services common stock and assumes the stock was held by such stockholders until December 31, 2003. No other dividends or distributions were paid on Common Shares in the years indicated below. The Company does not believe that it can reasonably identify a “peer group” and, in lieu thereof, it has included statistical information with respect to companies in the S&P 500 Index, the S&P SmallCap 600 Index and the NASDAQ Composite Index. Stock prices are adjusted for the 1999 recapitalization.

	12/98	12/99	12/00	12/01	12/02	12/03

New Valley Corporation	100	143	70	113	94	112
S&P 500	100	121	110	97	76	97
S&P SmallCap 600	100	112	126	134	114	158
NASDAQ Composite	100	186	113	90	62	93

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

      PricewaterhouseCoopers LLP has been the independent accountants for the Company since March 1995 and will serve in that capacity for the 2004 fiscal year unless the audit committee deems it advisable to make a substitution. It is expected that one or more representatives of such firm will attend the annual meeting and be available to respond to any questions. These representatives will be given an opportunity to make statements at the annual meeting if they so desire.

MISCELLANEOUS

Annual Report

      The Company has mailed, with this proxy statement, copies of the annual report to each stockholder as of the record date. If a stockholder requires an additional copy of the annual report, the Company will provide one, without charge, on the written request of any such stockholder addressed to the Company’s secretary at New Valley Corporation, 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act requires the Company’s directors and executive officers, as well as persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of initial beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC. These persons are also required by SEC regulations to furnish the Company with copies of all reports that they file.

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during and with respect to the fiscal year ended December 31, 2003, all reporting persons have timely complied with all filing requirements applicable to them.

Stockholder Communications

      Any stockholder wishing to communicate with any of the Company’s directors regarding the Company may write to the director, c/o the Company’s secretary at New Valley Corporation, 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131. The secretary will forward these communications directly to the director(s) in question. The independent directors of the Board review and approve the stockholder’s communication process periodically to ensure effective communication with stockholders.

      Although the Company does not have a policy with regard to Board members’ attendance at the annual meeting of stockholders, all of the directors are invited to attend such meeting. Three of the Company’s directors were in attendance at the Company’s 2003 annual meeting.

Stockholder Proposals for the 2005 Annual Meeting

      Proposals of stockholders intended to be presented at the 2005 annual meeting of stockholders of the Company and included in the Company’s proxy statement for that meeting pursuant to Rule 14a-8 of the Securities Exchange Act must be received by the Company at its principal executive offices, 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131, Attention: Marc N. Bell, Secretary, on or before December 23, 2004 in order to be eligible for inclusion in the Company’s proxy statement relating to that meeting. Notice of a stockholder proposal submitted outside the processes of Rule 14a-8 will be considered untimely unless submitted by March 9, 2005.

Other Matters

      The cost of this solicitation of proxies will be borne by the Company. In addition to the use of the mails, some of the directors, officers and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for expenses incurred in forwarding soliciting material to the beneficial owners of Common Shares.

      The board of directors knows of no other matters which will be presented at the annual meeting. If, however, any other matter is properly presented at the annual meeting, the proxy solicited by this proxy statement will be voted on such matters in accordance with the judgment of the person or persons holding such proxy.

By Order of the Board of Directors,

Bennett S. LeBow
Chairman of the Board of Directors

Date: April 21, 2004

Appendix

New Valley Corporation

AUDIT COMMITTEE CHARTER

(as amended and restated April 15, 2004)

Purpose of Committee

      The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of New Valley Corporation (the “Company”) is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. In so doing, the Committee shall maintain free and open means of communication between the directors, the independent auditors and the financial management of the Company.

Committee Membership

      The Committee shall be composed of at least three directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as Committee members. The members of the Committee shall not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

      All members of the Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement, and shall meet the independence, experience and expertise requirements of the Nasdaq Stock Market, Inc. and other applicable laws and regulations (including SEC Rule 10A-3). At least one member of the Committee shall have past employment experience in finance or accounting, requisite certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication.

      Notwithstanding the immediately preceding paragraphs, one director who is not “independent” under the rules of the Nasdaq Stock Market, Inc., who does not accept any consulting, advisory or other compensatory fee from the Company other than in his or her capacity as a member of the Board or any committee of the Board, who is not an “affiliate” of the Company or any subsidiary of the Company, as such term is defined in SEC Rule 10A-3, and who is not a current officer or employee, or a person who is a relative by blood, marriage or adoption of, or who has the same residence as, any current officer or employee, may be appointed to the Committee if the Board, under exceptional and limited circumstances, shall have determined that such individual’s membership on the Committee is required by the best interests of the Company and its stockholders, and the Board discloses, in the next annual meeting proxy statement subsequent to such determination, the nature of the relationship, and the reasons for the determination. Any such member appointed to the Committee may only serve for up to two years and may not chair the Committee.

      Members of the Committee shall be appointed by the Board, and shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

Committee Structure and Operations

      The Board shall designate one member of the Committee as its Chair. The Committee shall meet in person or telephonically with management at least four times a year at a time and place determined by the Committee Chair, with further meetings to occur, or actions to be taken by written consent, when deemed necessary or desirable by the Committee or its Chair.

      As part of its objective to foster open communication, the entire Committee shall meet at least annually with management and the independent auditors at the conclusion of the annual audit in separate executive sessions. Among the items to be discussed with the independent auditors is their evaluation of the Company’s financial, accounting and auditing personnel and the cooperation that the independent auditors received during the course of the audit.

      The Committee shall meet with the independent auditors and management quarterly, prior to the release of earnings and the filing of the Form 10-K and Form 10-Q.

Committee Responsibilities

      The Committee shall have the ultimate authority and responsibility to directly appoint, retain, compensate, evaluate and terminate the independent auditors (subject, if applicable, to stockholder ratification). The Committee shall approve in advance all audit engagement fees and terms and all non-audit engagements of the independent auditors. The Committee shall consult with management, but shall not delegate these responsibilities. The independent auditors shall report directly to the Committee.

      In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to help ensure to the directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of high quality.

      The Committee, to the extent it deems appropriate, shall:

          Financial Statement and Disclosure Matters

1.	Review and discuss the annual audited financial statements, including disclosures made in management’s discussion and analysis of financial condition and results of operations, with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements and management’s discussion and analysis to be presented to the stockholders. Any significant changes in the Company’s selection or application of accounting principles should be reviewed. The Committee shall then recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent auditors the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors’ review of the quarterly financial statements.

3.	Discuss with management and the independent auditors prior to the filing of the Form 10-K and Form 10-Q significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative methods within generally accepted accounting principles on the financial statements.

4.	Discuss with management and the independent auditors all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

5.	Discuss with management and the independent auditors the Company’s significant financial risks or exposures and consider the steps management has taken to monitor and control such risks to the Company.

6.	Review, with the Company’s counsel, any legal matters that would reasonably be expected to have a significant impact on the Company’s financial statements.

7.	Review, with management and the independent auditors, the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

8.	Discuss generally with management the Company’s earnings press releases, including the type and presentation of information to be included.

2

          Internal Controls

1.	Consider with the independent auditors and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. These controls shall provide reasonable assurance of the integrity of financial information and assurance that the Company’s reported financial results are presented fairly in conformity with generally accepted accounting principles. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions or procedures that are illegal or otherwise improper. The Committee should consider and review any related significant findings and recommendations of the independent auditors and management’s responses thereto.

          Independent Auditors

1.	Arrange to have the independent auditors report directly to the Committee.

2.	Review the independent auditors’ proposed audit scope and approach.

3.	Obtain a formal written statement on a periodic basis from the independent auditors delineating all relationships the independent auditors have with the Company. The Committee shall review and discuss with the independent auditors any disclosed relationships or services that would reasonably be expected to impact the objectivity and independence of the independent auditors and take appropriate action to satisfy itself of the independence of the independent auditors.

4.	Obtain assurance from the independent auditors that if they detect or become aware of any illegal action that the Committee is adequately informed and obtain a report if the independent auditors have reached specific conclusions with respect to such illegal acts.

5.	Review with the independent auditors any difficulties the auditors encountered in the course of their audit work.

6.	Resolve any disagreements between management and the independent auditors including any restrictions on the scope of activities or access to requested information.

7.	Discuss written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

8.	Review annually the qualifications, performance and independence of the independent auditors.

9.	Ensure the rotation of the audit partners as required by law.

10.	Establish hiring policies for employees or former employees of the independent auditors.

          Other

1.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

2.	Review and reassess the adequacy of the Committee’s charter annually.

3.	Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board.

4.	Prepare a report for inclusion in the Company’s annual proxy statement that describes the Committee’s composition and responsibilities and how they were discharged as required by the rules of the SEC.

3

5.	Review and approve related party transactions of the Company where the approval of the Committee is required by the rules of the Nasdaq Stock Market, Inc.

Delegation to Subcommittee

      The Committee may, in its discretion, delegate all or a portion of its responsibilities to a subcommittee of the Committee. The Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Committee at its next scheduled meeting.

Resources and Authority of the Committee

      The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate to carry out its duties, without seeking approval of the Board or management. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors and to any advisors employed by the Committee and for payment of the administrative expenses of the Committee.

Limitation of Committee’s Role

      While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

4

NEW VALLEY CORPORATION

PROXY

SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2004 ANNUAL MEETING OF
STOCKHOLDERS OF NEW VALLEY CORPORATION

     The undersigned record holder of Common Shares, $.01 par value, of New Valley Corporation (the “Company”) hereby constitutes and appoints each of Marc N. Bell and J. Bryant Kirkland III attorney and proxy of the undersigned, with power of substitution, to attend, vote and act for the undersigned at the 2004 Annual Meeting of Stockholders of the Company, a Delaware corporation, to be held at The Hyatt Regency Miami, 400 S.E. Second Avenue, Miami, Florida 33131 on Monday, May 24, 2004 at 2:00 p.m. local time, and at any adjournments or postponements thereof, with respect to the following on the reverse side of this proxy card and, in their discretion, on such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

The Board of Directors recommends a vote FOR all nominees in Item 1. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE     ☒

Item 1. Election of Directors:

☐	FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	FOR ALL EXCEPT (See instructions below)

     Nominees: Bennett S. LeBow, Howard M. Lorber, Richard J. Lampen, Henry C. Beinstein, Arnold I. Burns, Ronald J. Kramer, Barry W. Ridings and Victor M. Rivas.

     INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:     ☒

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

     The shares represented by this proxy will be voted in the manner directed by the undersigned stockholder. If not otherwise directed, this proxy will be voted FOR the election of the nominees.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [ ]

Dated:	, 2003

Signature of Stockholder

Dated:	, 2003

Signature of Stockholder

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.